Filed Pursuant to Rule 424(b)(5)
Registration No. 333-155635

PROSPECTUS SUPPLEMENT
(To Prospectus Dated December 18, 2008)

$110,000,000

7.00% Senior Notes due 2019

The notes will bear interest at the rate of 7.00% per year. Interest on the notes is payable on April 15 and October 15 of each year, beginning on October 15, 2009. The notes will mature on April 15, 2019. We may redeem some or all of the notes at any time at the redemption price described under “Description of Notes — Optional Redemption.” If we experience a change of control triggering event, we may be required to offer to purchase the notes from holders as described under “Description of Notes — Offer to Repurchase Upon Change of Control Triggering Event.”

The notes will be senior unsecured obligations of our company and will rank equally with all of our other unsecured and unsubordinated indebtedness.

You should consider the risks that we have described in this prospectus supplement, the accompanying prospectus and our Annual Report on Form 10-K for the fiscal year ended December 28, 2008, which is incorporated herein by reference, before you make your investment.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total

Public Offering Price	98.238%	$108,061,800
Underwriting Discount	0.650%	$715,000
Proceeds to Coca-Cola Bottling Co. Consolidated (before expenses)	97.588%	$107,346,800

Interest on the notes will accrue from April 7, 2009 to the date of delivery.

The underwriters expect to deliver the notes in book-entry form only through The Depository Trust Company on or about April 7, 2009.

Joint Book-Running Managers

Citi	Wachovia Securities	SunTrust Robinson Humphrey

Co-Managers

BB&T Capital Markets	Rabo Securities USA, Inc.	J.P. Morgan

The date of this prospectus supplement is April 2, 2009

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement or the accompanying prospectus.

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this offering and the notes and matters relating to us. The second part, the accompanying prospectus dated December 18, 2008, gives more general information, some of which does not apply to this offering.

This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” and “Incorporation of Information by Reference” in the accompanying prospectus.

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement and the accompanying prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is correct as of any time subsequent to the date of such information.

ii

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the information incorporated by reference herein, contains, or may contain, certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such “forward-looking statements” include information relating to, among other matters, our future prospects, developments and business strategies for our operations. These forward-looking statements are identified by the use of terms and phrases such as “expect,” “estimate,” “project,” “believe,” “intend,” “anticipate,” and similar terms and phrases. Such forward-looking statements are contained in various sections of this prospectus supplement, the accompanying prospectus and in the documents incorporated herein by reference. These statements are based on certain assumptions and analyses made by us in light of our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances, and involve risks and uncertainties that may cause actual future activities and results of operations to be materially different from those suggested or described in this prospectus or in such other documents. These risks include, but are not limited to the risks described in the “Risk Factors” section below and other risks described from time to time in our filings with the SEC. Investors are cautioned that any such statements are not guarantees of future performance. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected.

iii

SUMMARY

The following is a summary and does not contain all of the information that may be important to you. You should read this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding to purchase any notes. Unless otherwise specified, references in this prospectus supplement to the “Company,” “we,” “us,” and “our” refer to Coca-Cola Bottling Co. Consolidated and its subsidiaries.

Coca-Cola Bottling Co. Consolidated

Coca-Cola Bottling Co. Consolidated, a Delaware corporation, together with its majority-owned subsidiaries, produces, markets and distributes nonalcoholic beverages, primarily products of The Coca-Cola Company, Atlanta, Georgia, which include some of the most recognized and popular beverage brands in the world. We were incorporated in 1980, and our predecessors have been in the nonalcoholic beverage manufacturing and distribution business since 1902. Since 2000, we have placed significant emphasis on new product innovation and product line extensions as a strategy to increase overall revenue. We are the second largest Coca-Cola bottler in the United States.

Our nonalcoholic beverage products can be broken down into two categories:

•	Sparkling beverages — primarily beverages with carbonation, including energy drinks; and

•	Still beverages — primarily beverages without carbonation, including bottled water, tea, ready-to-drink coffee, enhanced water, juices and sports drinks.

Sales of sparkling beverages were approximately 83%, 84% and 86% of total net sales for fiscal years 2008, 2007 and 2006, respectively. Sales of still beverages were approximately 17%, 16% and 14% of total net sales for fiscal years 2008, 2007 and 2006, respectively.

We hold cola beverage agreements and allied beverage agreements under which we produce, distribute and market, in certain regions, sparkling beverage products of The Coca-Cola Company, which currently owns approximately 27.1% of our total outstanding Common Stock and Class B Common Stock on a combined basis. We also hold still beverage agreements under which we distribute and market in certain regions still beverages of The Coca-Cola Company such as POWERade, Minute Maid Adult Refreshments and Minute Maid Juices To Go.

We hold agreements to produce and market Dr Pepper in some of our regions. We also distribute and market various other products, including Monster Energy products, Cinnabon Premium Coffee Lattes and Sundrop, in one or more of our regions under agreements with the companies that hold and license the use of their trademarks for these beverages. In addition, we produce beverages for other Coca-Cola bottlers.

Our principal sparkling beverage is Coca-Cola classic. In each of the last three fiscal years, sales of products bearing the “Coca-Cola” or “Coke” trademark have accounted for more than half of our bottle/can volume to retail customers. In total, products of The Coca-Cola Company accounted for approximately 89%, 89% and 90% of our bottle/can volume to retail customers during fiscal years 2008, 2007 and 2006, respectively.

We offer a range of flavors designed to meet the demands of our consumers. The main packaging materials for our beverages are plastic bottles and aluminum cans. In addition, we provide restaurants and other immediate consumption outlets with fountain products. Fountain products are dispensed through equipment that mixes the fountain syrup with carbonated or still water, enabling fountain retailers to sell finished products to consumers in cups or glasses.

Over the last two and a half years, we have developed and begun to market and distribute certain products that we own. These products include Country Breeze tea, diet Country Breeze tea and Tum-E Yummies, a vitamin C enhanced flavored drink. We may market and sell these products nationally.

The following table sets forth some of our most important products, including both products that The Coca-Cola Company and other beverage companies have licensed to us and products that we own.

The Coca-Cola Company
Sparkling Beverages		Products Licensed
(Including Energy		by Other Beverage	Company Owned
Products)	Still Beverages	Companies	Products

Coca-Cola classic
Diet Coke
Coca-Cola Zero
Sprite
Fanta Flavors
Sprite Zero
Mello Yello
Vault
Coke Cherry
Seagrams Ginger Ale
Coke Zero Cherry
Diet Coke Plus
Diet Coke Splenda
Vault Zero
Fresca
Pibb Xtra
Barqs Root Beer
Tab
Full Throttle
NOS©	smartwater vitaminwater vitaminenergy Dasani Dasani Flavors Dasani Plus POWERade Minute Maid Adult Refreshments Minute Maid Juices To Go Nestea Gold Peak tea FUZE V8 juice products from Campbell	Dr Pepper Diet Dr Pepper Sundrop Cinnabon Premium Coffee Lattes Monster Energy products	Tum-E Yummies Country Breeze tea diet Country Breeze tea

We hold the rights to market and distribute products of The Coca-Cola Company in the majority of North Carolina, South Carolina and West Virginia, and in portions of Alabama, Mississippi, Tennessee, Kentucky, Virginia, Pennsylvania, Georgia and Florida.

J. Frank Harrison, III, our Chairman of the Board and Chief Executive Officer, currently owns or controls approximately 85% of the combined voting power of our outstanding Common Stock and Class B Common Stock.

Our principal executive offices are located at 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211 and our telephone number is (704) 557-4400.

The Offering

Issuer	Coca-Cola Bottling Co. Consolidated.

Securities Offered	$110,000,000 aggregate principal amount of 7.00% Senior Notes due 2019.

Maturity	April 15, 2019.

Interest	Interest will accrue on the notes from April 7, 2009 and will be payable semi-annually on April 15 and October 15 of each year, beginning October 15, 2009.

Ranking	The notes will be senior unsecured obligations of our company and will rank equally with all of our other unsecured and unsubordinated indebtedness. As of December 28, 2008, we had approximately $591.5 million of indebtedness outstanding on a consolidated basis, all of which would rank equally with the notes offered hereby.

Optional Redemption	We may redeem the notes at any time at our option, in whole or in part, at a redemption price equal to the greater of:

• 100% of the principal amount of the notes to be redeemed; and

• the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed from the redemption date to the maturity date discounted to the date of the redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus 50 basis points.

We will also pay the accrued and unpaid interest on the notes to the redemption date.

Offer to Repurchase Upon Change of
Control Triggering Event	If we experience a “Change of Control Triggering Event” (as defined in this prospectus supplement), we will be required, unless we have exercised our right to redeem the notes, to offer to purchase the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest.

Use of Proceeds	We intend to use the net proceeds of the offering for the repayment of a portion of our debentures maturing in May 2009. See “Use of Proceeds” for more information.

Restrictive Covenants	The indenture governing the notes contains a limitation on our ability to incur or guarantee indebtedness that is secured by a mortgage on any of our principal properties in certain circumstances. The indenture also limits our ability to conduct certain sale and leaseback transactions with respect to our principal properties. See “Description of Debt Securities — Certain Covenants with Respect to the Debt Securities” in the accompanying prospectus for more information.

Further Issues	We may from time to time, without notice to or the consent of the holders of the notes of any series, create and issue additional debt securities having the same terms (except for the issue date, the public offering price and the first interest payment date) and ranking equally and ratably with the notes offered hereby in all respects, as described under “Description of Notes — General.” Any additional debt securities having such similar terms, together with the notes offered hereby, will constitute a single series of securities under the indenture.

Denomination and Form	We will issue the notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company, or DTC. Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture. The notes will be issued only in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Risk Factors	Investing in the notes involves risks. See “Risk Factors” for a description of certain risks you should particularly consider before investing in the notes.

Trustee	The Bank of New York Mellon Trust Company, N.A.

Governing Law	New York

RISK FACTORS

You should consider carefully the risk factors described below and incorporated by reference into this prospectus supplement, including the risk factors identified in Part I, Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the year ended December 28, 2008, before making an investment in the notes. Due to these risk factors, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of the notes could decline, and you could lose all or part of your investment.

Risk Factors Relating to the Notes

An active trading market for the notes may not develop.

The notes are new securities for which currently there is no established trading market. We do not currently intend to apply for listing of the notes on any securities exchange. The liquidity of any market for the notes will depend on the number of holders of those notes, the interest of securities dealers in making a market in those notes and other factors. Accordingly, we cannot assure you as to the development of liquidity of any market for the notes. Further, if markets were to develop, the market prices for the notes may be adversely affected by changes in our financial performance, changes in the overall market for similar securities and performance or prospects for companies in our industry.

We may incur additional indebtedness ranking equal to the notes.

The indenture governing the notes does not restrict our ability to incur additional indebtedness ranking equal to the notes. If we incur any additional debt that ranks equally with the notes, including trade payables, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of our company. This may have the effect of reducing the amount of proceeds paid to you.

Our financial condition is dependent on the earnings of our subsidiaries.

The notes are solely obligations of Coca-Cola Bottling Co. Consolidated, and no other entity will have any obligation, contingent or otherwise, to make payments in respect of the notes. While we have significant assets of our own, we are also a holding company for direct and indirect subsidiaries, including operating subsidiaries. Our subsidiaries will have no obligation to make payments in respect of the notes. Accordingly, we depend on dividends and other distributions from our subsidiaries to generate funds necessary to meet our obligations under the indenture governing the notes, including payment of interest. As an equity holder of our subsidiaries, our ability to participate in any distribution of assets of any subsidiary is “structurally subordinate” to the claims of any creditors of that subsidiary. If we are unable to obtain cash from our subsidiaries, we may be unable to fund required payments in respect of the notes. As of December 28, 2008, we had approximately $591.5 million of debt outstanding on a consolidated basis, all of which would rank equally with the notes.

Redemption may adversely affect your return on the notes.

The notes are redeemable at our option, and therefore we may choose to redeem some or all of the notes at times when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the proceeds you receive from the redemption in a comparable security at an effective interest rate as high as the interest rate on your notes being redeemed.

We may not be able to repurchase the notes upon a change of control.

Upon a Change of Control Triggering Event (as defined in this prospectus supplement), unless we have exercised our right to redeem the notes, each holder of notes will have the right to require us to repurchase all or part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. If we experience a Change of Control Triggering Event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to repurchase the notes in the event of a Change of Control Triggering Event would result in a default under the indenture and may result in a default under other instruments and agreements relating to our indebtedness, which could have material adverse consequences for us and the holders of the notes. See “Description of Notes — Offer to Repurchase Upon Change of Control Triggering Event.”

USE OF PROCEEDS

We estimate that the net proceeds that we will receive from this offering (after deducting the underwriting discount and our offering expenses) will be approximately $107.2 million. We intend to use this amount to repay at maturity a portion of the $119.3 million aggregate principal amount outstanding under our 6.375% Debentures due May 1, 2009 (the “Debentures due 2009”) at 100% of their principal amount plus accrued and unpaid interest to maturity. We intend to use cash flow from operations to repay the balance of the Debentures due 2009.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges for the periods indicated are as follows:

	Fiscal Year(1)
	2008		2007		2006		2005		2004

Ratio of Earnings to Fixed Charges	1.47	x	1.65	x	1.65	x	1.84	x	1.88x

(1)	Our fiscal year ends on the Sunday nearest December 31. All years presented are 52-week years except for 2004, which was a 53-week year.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, short-term debt (including current maturities of long-term debt), long-term debt (less current maturities), capital lease obligations, minority interest in subsidiaries, stockholders’ equity and total capitalization as of December 28, 2008: (i) on an actual basis and (ii) as adjusted to give effect to the sale of the notes offered hereby and the use of the net proceeds to repay a portion of the Debentures due 2009 at 100% of their principal amount plus accrued and unpaid interest to maturity as described under “Use of Proceeds.” This table should be read in conjunction with our consolidated financial statements and related notes and the other financial information incorporated by reference into this prospectus supplement.

	As of December 28, 2008
	Actual	As Adjusted
	(Dollars in millions)

Cash and Cash Equivalents	$45.4	$45.4

Short-Term Debt:
Revolving credit	$—	$—
Lines of credit	—	—
6.375% debentures due 2009	119.3	12.1
7.20% debentures due 2009	57.4	57.4

Total Short-Term Debt	176.7	69.5
Long-Term Debt:
5.00% senior notes due 2012	150.0	150.0
5.30% senior notes due 2015	100.0	100.0
5.00% senior notes due 2016	164.8	164.8
Notes being offered hereby	—	110.0
Other debt	—	—

Total Long-Term Debt	414.8	524.8
Capital Lease Obligations	74.8	74.8
Minority Interest in Subsidiaries	50.4	50.4
Stockholders’ Equity:
Common Stock, $1 par value	9.7	9.7
Class B common stock, $1 par value	3.1	3.1
Class C common stock, $1 par value	—	—
Capital in excess of par value	103.6	103.6
Retained earnings	79.0	79.0
Accumulated other comprehensive loss	(57.8)	(57.8)
Less: treasury stock	(61.3)	(61.3)

Total Stockholders’ Equity	76.3	76.3

Total Capitalization	$793.0	$795.8

DESCRIPTION OF NOTES

This description of the particular terms of the notes supplements and replaces (if inconsistent with) the description of the general terms and provisions of the debt securities under the caption “Description of Debt Securities” in the accompanying prospectus. Capitalized terms used in this prospectus supplement that are not otherwise defined shall have the meanings ascribed to them in the accompanying prospectus.

General

The notes will constitute a series of debt securities and will be issued under the indenture as described in the accompanying prospectus.

The notes will mature on April 15, 2019 and will bear interest from April 7, 2009 at the rate of 7.00% per year, payable semi-annually in arrears on April 15 and October 15 of each year, commencing on October 15, 2009. Interest on the notes will be payable to the persons in whose names such notes are registered at the close of business on the applicable preceding April 1 and October 1. Interest payable on the notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

The notes are originally being issued in the aggregate principal amount of $110.0 million. We may from time to time, without giving notice to or seeking the consent of the holders of the notes, issue notes having the same ranking and the same interest rate, maturity and other terms as the notes issued in this offering. Any additional securities having such similar terms, together with the notes being offered hereby, will constitute a single series of securities under the indenture.

Ranking

The notes will be senior unsecured obligations of our company, ranking equally with our other unsecured and unsubordinated obligations. The notes will be effectively subordinated to all liabilities of our subsidiaries, including trade payables. Since we conduct many of our operations through our subsidiaries, our right to participate in any distribution of the assets of a subsidiary when it winds up its business is subject to the prior claims of the creditors of the subsidiary. This means that your right as a holder of our notes will also be subject to the prior claims of these creditors if a subsidiary liquidates or reorganizes or otherwise winds up its business. Unless we are considered a creditor of the subsidiary, your claims will not be recognized ahead of these creditors. As of December 28, 2008, we had approximately $591.5 million of debt outstanding on a consolidated basis, all of which would rank equally with the notes. The indenture does not limit the incurrence of unsecured debt by us or our subsidiaries. The notes will be effectively subordinated to any of our secured debt to the extent of the value of the assets securing such debt. The indenture permits, subject to certain limitations, us and our Restricted Subsidiaries (as defined in the indenture) to incur secured debt.

Sinking Fund

There will be no sinking fund.

Optional Redemption

The notes will be redeemable, as a whole or in part, at any time at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; and

•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed from the redemption date to the maturity date discounted on the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined below) plus 50 basis points.

We will also pay the accrued and unpaid interest on the notes to the redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed.

Meaning of Terms.  The following terms are relevant to the determination of the redemption price if any of the notes are redeemed:

“Comparable Treasury Issue” means the United States Treasury security selected by a Reference Treasury Dealer as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date:

•	the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations;

•	if the trustee obtains fewer than three such Reference Treasury Date Quotations, the average of all such quotations; or

•	if only one Reference Treasury Dealer Quotation is received, such quotation.

“Reference Treasury Dealer” means

•	Citigroup Global Markets Inc. (or its affiliates which are Primary Treasury Dealers) and its successors; provided, however, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer; and

•	any other Primary Treasury Dealer(s) selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price and accrued interest on the notes to be redeemed on such date. If less than all the notes are to be redeemed, the notes to be redeemed shall be selected by the trustee by such method as the trustee shall deem fair and appropriate.

Offer to Repurchase Upon Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event (as defined below), unless we have exercised our right to redeem the notes as described under “— Optional Redemption,” each holder of notes will have the right to require us to purchase all or a portion (equal to an integral multiple of $1,000) of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”); provided that the principal amount of a note outstanding after a repurchase in part shall be $1,000 or an integral multiple thereof. In the Change of Control Offer we will offer to purchase the notes for a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at our option, prior to any Change of Control (as defined below) but after the public announcement of the pending Change of Control, we will send, by first class mail, a notice to each holder of notes, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by us and the amount to be paid by the paying agent.

We will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the indenture, other than a default in the payment of the Change of Control payment upon a Change of Control Triggering Event.

We will be required to comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will be required to comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict and compliance.

“Acquiring Person” means any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than (a) us or one or more of our Subsidiaries, (b) The Coca-Cola Company or one or more of its Subsidiaries or (c) J. Frank Harrison, III or one or more Harrison Family Members.

“Change of Control” means the occurrence of any one of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our and our Subsidiaries’ assets taken as a whole to any Acquiring Person;

(2) the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any Acquiring Person becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Equity, measured by voting power rather than number of shares;

(3) we consolidate with, or merge with or into, any Acquiring Person, or any Acquiring Person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Equity or the Voting Equity of such other Acquiring Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Equity outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Equity of the surviving person immediately after giving effect to such transaction;

(4) the first day on which the majority of the members of our board of directors cease to be Continuing Directors;

(5) the adoption of a plan relating to our liquidation or dissolution; or

(6) the consummation of a so-called “going private/Rule 13e-3 Transaction” that results in any of the effects described in paragraph (a)(3)(ii) of Rule 13e-3 under the Exchange Act (or any successor provision), following which J. Frank Harrison, III or any Harrison Family Members beneficially own, directly or indirectly, more than 50% of our Voting Equity, measured by voting power rather than number of shares.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (2) above if (i) we become a direct or indirect wholly-owned Subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Equity of such holding company immediately following that transaction are substantially the same as the holders of our Voting Equity immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Equity of such holding company.

“Change of Control Triggering Event” means the notes cease to be rated Investment Grade by both of the Rating Agencies on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by us of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change). Unless both of the Rating Agencies are providing a rating for the notes at the commencement of any Trigger Period, the notes will be deemed to have ceased to be rated Investment Grade by both of the Rating Agencies during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Director” means, as of any date of determination, any member of our board of directors who: (1) was a member of such board of directors on the date the notes were issued; or (2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

“Harrison Family Individuals” means (a) J. Frank Harrison, III, (b) his spouse and (c) the lineal descendants of J. Frank Harrison, Jr.

“Harrison Family Member” means (a) Harrison Family Individuals, (b) trusts, corporations, partnerships, limited partnerships, limited liability companies or other estate planning vehicles for the benefit of Harrison Family Individuals or (c) any other person; provided that, with respect to clauses (b) and (c), in the case of a trust, a majority of the trustees are Harrison Family Individuals, and in the case of any other person, one or more Harrison Family Individuals is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Voting Equity, measured by voting power rather than number of shares of such person.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P).

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means each of Moody’s and S&P; provided, that if either Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the

Exchange Act selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody’s or S&P, or all of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Subsidiary” means, with respect to any person, any entity of which securities or other ownership interests having the power to elect a majority of the board of directors or other persons performing similar functions of such entity are directly or indirectly owned or controlled by such person or one or more Subsidiaries of such person; provided, however, that Piedmont Coca-Cola Bottling Partnership shall be deemed to be a Subsidiary of ours so long as we own greater than a 50% economic interest therein.

“Voting Equity” of any specified person as of any date means the securities or other ownership interests of such person that are at the time entitled to vote generally in the election of the board of directors of such person or other persons performing similar functions.

Trustee

The Bank of New York Mellon Trust Company, N.A. is the trustee under the indenture. The Bank of New York Mellon Corporation has, and certain of its affiliates may from time to time have, banking and other relationships with us and certain of our affiliates.

Defeasance; Satisfaction and Discharge

The notes are subject to the defeasance provisions described in the accompanying prospectus.

Under the indenture, we may also satisfy and discharge certain obligations to holders of notes that have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee funds in an amount sufficient to pay the entire indebtedness on the notes of such series with respect to principal (and premium, if any) and interest, if any, to the date of such deposit (if notes of such series have become due and payable) or to the maturity thereof or the date of redemption of debt securities of such series, as the case may be. As a condition to such satisfaction and discharge, we must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions to such satisfaction and discharge of the entire indebtedness on all notes of such series have been complied with.

Book-Entry; Delivery and Form

The notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. The notes will be issued in book-entry form. The notes will be represented by one or more fully registered global securities registered in the name of a nominee of the depositary. Except as set forth in the accompanying prospectus under “Description of Debt Securities — Global Securities,” book-entry notes will not be issuable in certificate form.

Each global security will be authenticated by the trustee and deposited with, or on behalf of, the depositary and registered in the name of the depositary or its nominee. Your beneficial interest in a note will be shown on, and transfers of beneficial interests will be effected only through, records maintained by the depositary of its participants. Payments of principal of, premium, if any, and interest, if any, on notes will be made by us or our paying agent to the depositary or its nominee. A description of the depositary arrangements generally applicable to the notes is set forth in the accompanying prospectus under the caption “Description of the Debt Securities — Global Securities.” The notes will not be issued in definitive form except as described in the accompanying prospectus.

The Depository Trust Company (“DTC”) will be the initial depositary. DTC has advised us that it is a limited-purpose trust company organized under New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC Rules applicable to its Direct and Indirect Participants are on file with the Securities and Exchange Commission.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain material U.S. federal income tax considerations related to the purchase, ownership and disposition of the notes. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable U.S. Treasury regulations, administrative rulings and judicial decisions in effect as of the date of this prospectus supplement, any of which may be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service, or the IRS, so as to result in U.S. federal income tax consequences different from those discussed below. Except where noted, this summary deals only with notes held as capital assets (generally for investment purposes) by beneficial owners who purchase notes on original issuance at the initial offering price at which a substantial amount of the notes are sold for cash to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers, which we refer to as the “issue price.” This summary does not address all aspects of U.S. federal income taxes related to the purchase, ownership and disposition of the notes and does not address all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•	tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, banks and other financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies and traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	tax consequences to persons holding notes as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	tax consequences to U.S. holders (as defined below) of notes whose “functional currency” is not the U.S. dollar;

•	tax consequences to partnerships or other pass-through entities and their partners and beneficial owners;

•	tax consequences to certain former citizens or residents of the United States;

•	U.S. federal alternative minimum tax consequences, if any;

•	any state, local or foreign tax consequences; and

•	U.S. federal estate or gift taxes.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors.

THIS SUMMARY OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE FOR ANY

PARTICULAR INVESTOR. THIS SUMMARY DOES NOT ADDRESS THE TAX CONSIDERATIONS ARISING UNDER THE LAWS OF ANY FOREIGN, STATE, OR LOCAL JURISDICTION. IF YOU ARE CONSIDERING THE PURCHASE OF NOTES, YOU SHOULD CONSULT YOUR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO YOU IN LIGHT OF YOUR OWN SPECIFIC SITUATION, AS WELL AS CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

TO COMPLY WITH IRS CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES CONTAINED OR REFERRED TO HEREIN IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY YOU, FOR THE PURPOSES OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON YOU UNDER THE CODE; (B) SUCH DISCUSSION IS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE OFFER ADDRESSED BY THE WRITTEN ADVICE HEREIN; AND (C) YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

In this discussion, we use the term “U.S. holder” to refer to a beneficial owner of notes that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if it (i) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

We use the term “non-U.S. holder” to describe a beneficial owner of a note or notes that is not a U.S. holder and not a partnership for U.S. federal income tax purposes. Non-U.S. holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Consequences to U.S. Holders

Taxation of Interest

In general, a U.S. holder must report interest on the notes as ordinary income at the time it is paid or accrued, in accordance with its regular method of accounting for tax purposes.

Sale, Redemption or Other Taxable Disposition of Notes

A U.S. holder generally will recognize gain or loss upon the sale, redemption or other taxable disposition of a note equal to the difference between the amount realized (except to the extent any amount realized is attributable to accrued but unpaid interest, which will be taxable as ordinary interest income to the extent not previously included in income) and such U.S. holder’s adjusted tax basis in the note. A U.S. holder’s tax basis in a note will generally be equal to the amount that such U.S. holder paid for the note. Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss.

If, at the time of the sale, redemption or other taxable disposition of the note, a U.S. holder is treated as holding the note for more than one year, such capital gain or loss will be a long-term capital gain or loss. Otherwise, such capital gain or loss will be a short-term capital gain or loss. Long-term capital gains of certain non-corporate U.S. holders (including individuals) are eligible for reduced federal income tax rates. Under current law, long-term capital gains resulting from a taxable disposition of the notes generally will be subject to a maximum U.S. federal income tax rate of 15%. A U.S. holder’s ability to deduct capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of interest on the notes and to the proceeds of a sale of a note paid to a U.S. holder unless the U.S. holder is an exempt recipient (such as a corporation). Backup withholding at the applicable rate (currently 28%) will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. holder is notified by the IRS that the U.S. holder has failed to report in full payments of interest and dividend income. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Consequences to Non-U.S. Holders

Payments of Interest

In general, payments of interest on the notes to, or on behalf of, a non-U.S. holder will be considered “portfolio interest” and, subject to the discussions below of income effectively connected with a U.S. trade or business and backup withholding, will not be subject to U.S. federal income or withholding tax, provided that:

•	the non-U.S. holder does not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable Treasury regulations;

•	the non-U.S. holder is not a controlled foreign corporation that is related to us through stock ownership;

•	the non-U.S. holder is not a bank whose receipt of interest on the notes is described in section 881(c)(3)(A) of the Code; and

•	either (a) the non-U.S. holder provides its name and address on an IRS Form W-8BEN (or other applicable form), and certifies, under penalties of perjury, that it is not a U.S. person or (b) the non-U.S. holder holds its notes through certain foreign intermediaries and satisfies the certification requirements of applicable Treasury regulations.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest generally will be subject to the 30% U.S. federal withholding tax, unless the non-U.S. holder provides us with a properly executed (i) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (ii) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and includable in the non-U.S. holder’s gross income.

If a non-U.S. holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment, then, although the non-U.S. holder will be exempt from the 30% withholding tax (provided the certification requirements discussed above are satisfied), the non-U.S. holder will be subject to U.S. federal income tax on that interest on a net income basis under regular graduated U.S. federal income tax rates and generally in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation it may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Sale, Redemption, Other Taxable Dispositions of Notes

Gain realized by a non-U.S. holder on the sale, redemption or other taxable disposition of a note will not be subject to U.S. income tax unless:

•	that gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income treaty, is attributable to a U.S. permanent establishment); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met.

If a non-U.S. holder is described in the first or second bullet point above, it will be subject to federal income tax on the sale, redemption or other taxable disposition of a note, with such tax likely determined based on a number of Code provisions and applicable rules and regulations. Any such non-U.S. holders that are described in the first or second bullet point above are urged to consult their own tax advisors.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to non-U.S. holders the amount of interest paid to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest that we make, provided the statement described above in the last bullet point under “Consequences to Non-U.S. Holders — Payments of Interest” has been received and we do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, who is not an exempt recipient. However, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding at the applicable rate (currently 28%) with respect to payments of the proceeds of the sale of a note within the United States or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received, and we do not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, who is not an exempt recipient, or the non-U.S. holder otherwise establishes an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS. The backup withholding and information reporting rules are complex, and non-U.S. holders are urged to consult their own tax advisors regarding application of these rules to their particular circumstances.

UNDERWRITING

Citigroup Global Markets Inc., Wachovia Capital Markets, LLC and SunTrust Robinson Humphrey, Inc. are acting as joint book-running managers of the offering and as representatives of the underwriters named below.

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Principal Amount
Underwriter	of Notes

Citigroup Global Markets Inc.	$44,000,000
Wachovia Capital Markets, LLC	22,000,000
SunTrust Robinson Humphrey, Inc.	13,750,000
BB&T Capital Markets, a division of Scott & Stringfellow, LLC	13,750,000
Rabo Securities USA, Inc.	11,000,000
J.P. Morgan Securities Inc.	5,500,000

Total	$110,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of certain legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed 0.400% of the principal amount of the notes. The underwriters may allow, and dealers may reallow, a concession not to exceed 0.250% of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.

The notes are a new issue of securities with no established trading market. We presently do not intend to apply for listing of the notes on any national securities exchange or interdealer quotations system. We have been advised by the underwriters that they intend to make a market in the notes but the underwriters are not obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the existence or liquidity of any trading market for the notes.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Coca-Cola
Bottling Co. Consolidated

Per note	0.650%

In connection with the offering, Citigroup Global Markets Inc. and Wachovia Capital Markets, LLC on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citigroup Global Markets Inc. and Wachovia Capital Markets, LLC in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses for this offering will be $150,000.

The underwriters and their affiliates have provided various investment and commercial banking services for us from time to time for which they have received customary fees and expenses, including participating as lenders in our current revolving credit facility. In addition, Citigroup Global Markets Inc. and Wachovia Capital Markets LLC serve as Joint Lead Arrangers and Joint Bookrunners under our current revolving credit facility, and an affiliate of Citigroup Global Markets Inc. serves as the Administrative Agent under our current revolving credit facility. The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make because of any of those liabilities.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 28, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the notes will be passed upon for us by K&L Gates LLP, Charlotte, North Carolina. Certain legal matters relating to the notes will be passed upon for the underwriters by Mayer Brown LLP, Chicago, Illinois.

PROSPECTUS

Coca Cola Bottling Co. Consolidated

$300,000,000

Debt Securities
Preferred Stock
Common Stock
and
Class C Common Stock

We may use this prospectus to offer and sell, together or separately, one or more of the following types of securities:

•	debt securities (in one or more series);

•	preferred stock (in one or more classes or series);

•	common stock, $1.00 par value per share; and

•	Class C common stock, $1.00 par value per share.

These securities will have a total public offering price not to exceed $300,000,000, and will be offered and sold at prices and on terms to be determined at the time of sale. The specific terms of the securities for which this prospectus is being delivered will be set forth in an accompanying prospectus supplement. You should read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference carefully before you purchase any of the securities offered hereby.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “COKE.” We will provide information in the applicable prospectus supplement regarding the listing of securities on any securities exchange.

As described in more detail in the applicable prospectus supplement, the securities may be offered through an underwriter or underwriting syndicates represented by one or more managing underwriters, or through dealers. The securities may also be sold directly or through agents to investors. See “Plan of Distribution” on page 18.

You should consider the risks that we have described in this prospectus and in the accompanying prospectus supplement before you invest. See “Risk Factors” on page 1 before you make your investment.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 18, 2008.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $300,000,000 or the equivalent of this amount in foreign currencies or foreign currency units.

This prospectus provides you with only a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the securities. The prospectus supplement also may add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Information by Reference.”

You should rely only on the information incorporated by reference or provided in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

You should not assume that the information in this prospectus or in any accompanying prospectus supplement is accurate as of any date other than the dates printed on the front of each such document.

The terms “Company,” “we,” “us,” and “our” refer to Coca-Cola Bottling Co. Consolidated and its subsidiaries.

RISK FACTORS

Investing in our securities involves risk. See the risk factors described in our Annual Report on Form 10-K (together with any material changes thereto contained in subsequent filed Quarterly Reports on Form 10-Q) and those contained in our other filings with the SEC for our most recent fiscal year, which are incorporated by reference in this prospectus and any accompanying prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline. You could lose all or part of your investment.

CAUTIONARY INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated by reference herein, information included in, or incorporated by reference from, future filings by us with the SEC, as well as information contained in written material, press releases and oral statements issued by us or on our behalf, contains, or may contain, certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such “forward-looking statements” include information relating to, among other matters, our future prospects, developments and business strategies for our operations. These forward-looking statements are identified by the use of terms and phrases such as “expect,” “estimate,” “project,” “believe,” “intend,” “anticipate,” and similar terms and phrases. Such forward-looking statements are contained in various sections of this prospectus and in the documents incorporated herein by reference. These statements are based on certain assumptions and analyses made by us in light of our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances, and involve risks and uncertainties that may cause actual future activities and results of operations to be materially different from those suggested or described in this prospectus or in such other documents. These risks include, but are not limited to the risks described in the “Risk Factors” section above and other risks described from time to time in our filings with the SEC. Investors are cautioned that any such statements are not guarantees of future performance. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms located at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings also are available to the public from the SEC’s website at http://www.sec.gov.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus and any accompanying prospectus supplement the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and any accompanying prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

(1) our Annual Report on Form 10-K for the fiscal year ended December 30, 2007;

(2) our Quarterly Reports on Form 10-Q for the quarters ended March 30, 2008, June 29, 2008 and September 28, 2008;

(3) our Current Reports on Form 8-K filed on March 3, 2008, May 5, 2008, July 17, 2008, July 18, 2008 and August 29, 2008; and

(4) the description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on January 29, 1973, as updated from time to time by our subsequent filings with the SEC.

You may request a copy of these filings, at no cost, excluding any exhibits to these filings unless the exhibit is specifically incorporated by reference into these filings, by writing or telephoning our Chief Financial Officer at the following address:

James E. Harris
Senior Vice President and Chief Financial Officer
Coca-Cola Bottling Co. Consolidated
4100 Coca-Cola Plaza
Charlotte, North Carolina 28211
Telephone: (704) 557-4400

COCA-COLA BOTTLING CO. CONSOLIDATED

Coca-Cola Bottling Co. Consolidated produces, markets and distributes non-alcoholic beverages, primarily products of The Coca-Cola Company, which include some of the most recognized and popular beverage brands in the world. We were incorporated in 1980 and, together with our predecessors, have been in the nonalcoholic beverage manufacturing and distribution business since 1902.

Our principal executive offices are located at 4100 Coca-Cola Plaza, Charlotte, North Carolina, 28211, and our telephone number is (704) 557-4400.

USE OF PROCEEDS

Except as otherwise set forth in any accompanying prospectus supplement, we expect to use the net proceeds from the sale of securities offered by this prospectus and any accompanying prospectus supplement for general corporate purposes. General corporate purposes may include the repayment of debt, investments in or extensions of credit to our subsidiaries, the financing of future acquisitions or capital expenditures, and working capital. The net proceeds also may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for each period indicated.

	Nine Months Ended		Fiscal Year Ended December(1)
	September 28, 2008		2007		2006		2005		2004		2003

Ratio of Earnings to Fixed Charges(1)	1.52	x	1.65	x	1.65	x	1.84	x	1.88	x	1.92x

(1)	Our fiscal year ends on the Sunday nearest December 31. All years presented are 52-week years except for 2004, which was a 53-week year.

SUMMARY OF THE SECURITIES OFFERED BY THIS PROSPECTUS

We may offer and sell, at any time from time to time:

•	debt securities;

•	preferred stock;

•	common stock; or

•	Class C common stock.

This prospectus contains summary descriptions of the securities listed above. These summary descriptions are not meant to be complete descriptions of each security. The terms of any securities we offer will be determined at the time of sale. When particular securities are offered, a supplement to this prospectus will be filed with the SEC that will describe the terms of the offering and sale of the offered securities.

DESCRIPTION OF DEBT SECURITIES

The debt securities which we may offer under this prospectus will be issued under an indenture dated as of July 20, 1994 between us and NationsBank of Georgia, National Association, as trustee, as supplemented and restated by a supplemental indenture dated March 3, 1995 between us and NationsBank of Georgia, National Association. All references in this prospectus and in the accompanying prospectus supplement to the “indenture” are to the indenture as so supplemented. By mutual agreement among the parties involved, as of September 15, 1995, Citibank, N.A. succeeded to all of the rights, powers, duties and obligations of NationsBank of Georgia, N.A. as trustee under the indenture. On January 15, 2007, The Bank of New York Mellon Trust Company, N.A. succeeded to all of the rights, powers, duties and obligations of Citibank, N.A. as trustee under the indenture. All references in this prospectus and in the accompanying prospectus supplement to the “trustee” refer to The Bank of New York Mellon Trust Company, N.A. and to any other entity that subsequently may replace The Bank of New York Mellon Trust Company, N.A. as trustee under the indenture.

The following summaries of certain provisions of the indenture are not complete. These summaries are qualified in their entirety by reference to all of provisions of the indenture including the definitions of terms in the indenture. The indenture is filed as an exhibit to the registration statement of which this prospectus is a part. We urge you to read the indenture because it, and not this description, defines your rights as a holder of debt securities.

The debt securities may be issued from time to time in one or more series. The prospectus supplement relating to each such series will describe the particular terms of that series of debt securities. When used in this section, the terms “Company,” “we,” “our” and “us” refer solely to Coca-Cola Bottling Co. Consolidated and not to its consolidated subsidiaries.

General

The indenture does not limit the aggregate amount of debt securities that we may issue. We may issue debt securities (in one or more series) up to the principal amount authorized by us from time to time for each such series. The debt securities will be unsecured obligations of us and will rank equally and ratably with our other unsecured and unsubordinated indebtedness.

Additional terms to be described in an accompanying prospectus supplement for any series of debt securities with respect to which this prospectus is being delivered are:

•	the title and aggregate principal amount of the offered debt securities;

•	whether the offered debt securities will be issued in whole or in part in global form and, if so, the name of the depositary;

•	the issue price or prices for the offered debt securities (expressed as a percentage of their aggregate principal amount);

•	the date or dates on which the principal of the offered debt securities is payable;

•	the applicable interest rate or rates (if any), and the date or dates from which any such interest will accrue;

•	the interest payment dates on which any such interest will be payable and the regular record date with respect thereto;

•	any obligation of us to redeem or repay the offered debt securities pursuant to sinking fund or similar provisions, or at the option of a holder of such securities, and the prices and other terms and conditions applicable to any such redemption or repurchase;

•	each office or agency for the payment of principal and any premium and interest on the offered debt securities (subject to the terms of the indenture as described below under “— Payment and Paying Agents”);

•	each office or agency where the offered debt securities may be presented for registration of transfer or exchange (subject to the terms of the indenture as described below under “— Denominations; Registration of Transfers and Exchange”);

•	the terms and conditions upon which the offered debt securities may be redeemed, in whole or in part, at our option, or repaid at the option of the holder, prior to stated maturity (including, in the case of an original issue discount security, the information necessary to determine the amount due upon redemption or repayment);

•	whether the offered debt securities will be issuable in any denominations other than $1,000 and any integral multiple thereof;

•	the portion of the principal amount of offered debt securities that shall be payable upon declaration of acceleration of maturity (if other than the principal amount thereof);

•	the application, if any, of either or both of the sections of the indenture relating to defeasance to the offered debt securities; and

•	any other terms of the offered debt securities not inconsistent with the provisions of the indenture.

Some of the debt securities may be issued as original issue discount securities. Original issue discount securities bear no interest or bear interest at a below-market rate and will be sold at a substantial discount below their stated principal amount. Special federal income tax considerations applicable to any debt securities issued at an original issue discount, including original issue discount securities, will be described in the accompanying prospectus supplement relating thereto. Persons considering the purchase, ownership or disposition of any original issue discount securities should consult their own tax advisors concerning the United States Federal income tax consequences to them with regard to such purchase, ownership or disposition in light of their particular situations, as well as any consequences arising under the laws of any other taxing jurisdiction.

Denominations; Registration of Transfers and Exchange

Debt securities of a given series will be issued only in fully registered form without coupons in denominations of $1,000 and integral multiples thereof, unless otherwise specified in the related prospectus supplement.

Debt securities may be presented for registration of transfer or for exchange (duly endorsed or accompanied by a written instrument of transfer duly executed), at the office of the security registrar or at the office of any transfer agent designated by us for any series of debt securities and referred to in the applicable prospectus supplement. Such transfer or exchange will be made without service charge and upon payment of any taxes and other governmental charges as described in the indenture. The trustee is the initial security registrar.

If a prospectus supplement states that we have designated any transfer agents (in addition to the security registrar) with respect to any series of debt securities, we may at any time rescind the designation of such transfer agent(s) or approve a change in the location through which such transfer agent(s) act. We, however, will be required to maintain a transfer agent in each place where principal and any premium and interest in respect of any such series are payable. We may at any time designate additional transfer agents with respect to any series of debt securities.

If we redeem debt securities of any series, we will not be required to (A) issue, register the transfer of or exchange debt securities of such series during a period beginning at the opening of business 15 days before the mailing of the applicable notice of redemption and ending at the close of business on the day of such mailing, or (B) register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agents

Payment of principal of and any premium and interest on debt securities will be made at the office of a paying agent or paying agents designated by us from time to time. We also may elect to pay interest by check mailed to the address of the person entitled thereto as such address appears in the security register. We will pay any interest due on debt securities on any interest payment date to the person in whose name such debt security is registered at the close of business on the regular record date for such interest.

The principal office of the paying agent will be designated as our paying agent for payments with respect to debt securities. Any other paying agents initially designated by us for the debt securities will be named in an applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place where principal and any premium or interest in respect of such series of debt securities are payable.

All moneys paid by us to the trustee or a paying agent for the payment of principal of and any premium or interest on any debt security which remain unclaimed for two years after such amounts have become due and payable may be paid to us. Thereafter, the holder of such debt security, as a general unsecured creditor, may look only to us for payment of such amounts.

Global Securities

The debt securities of any series may be issued in the form of one or more fully registered securities in global form, a “global security.” Any such global security will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to such series. Such global securities will be issued in a denomination or aggregate denominations in an amount equal to the aggregate principal amount of all outstanding debt securities of the series represented by such global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a global security may not be transferred except as a whole by the depositary for such global security to (A) a nominee of such depositary (or between such nominees) or (B) to a successor of such depositary or a nominee of such successor depositary.

The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

Upon the issuance of a global security, and the deposit of such global security with or on behalf of the applicable depositary, such depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by such global security to the accounts of institutions that have accounts with such depositary or its nominee (“participants”). Such accounts will be designated (A) by the underwriters or agents for such debt securities or (B) by us, if such debt securities are offered and sold directly by us. Ownership of beneficial interests in such global security will be limited to participants or persons that may hold interests through participants. The beneficial interests of participants in such global security will be shown on, and the transfer of such ownership interest will be effected only through, records maintained by the depositary or its nominee for such global security. The ownership of beneficial interests in such global security by persons that hold through participants will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by such participant. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. The limitations imposed by these laws may impair the ability of owners to transfer beneficial interests in a global security.

So long as the depositary for a global security, or its nominee, is the registered owner or holder of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the individual debt securities represented by such global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have any of the individual debt securities of the series represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of such series in definitive form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in such global security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. The indenture provides that the depositary may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the indenture. We understand that, under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in such global security desires to give any notice or take any action that a holder is entitled to give or take under the indenture, the depositary would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners who own through them.

Principal, premium, if any, and interest payments on individual debt securities represented by a global security held by a depositary or its nominee will be made by us to the depositary or its nominee, as the case may be, as the registered owner of such global security. None of we, the trustee or any paying agent for such debt securities will have any responsibility or liability for any aspect of the records of the depositary or any nominee or participant relating to, or payments made on account of, beneficial ownership interests in any such global security or securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We understand that, under existing industry practices, the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest with respect to a definitive global security representing any of such debt securities, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

If the depositary for a series of debt securities is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue individual debt securities of such series in definitive form in exchange for the global security or securities representing such series of debt securities. In addition, we may at any time and in our sole discretion (subject to any limitations described in the prospectus supplement relating to such debt securities) determine not to have the debt securities of a series represented by one or more global securities. In such event, we will issue individual debt securities of such series in definitive form in exchange for the global security or securities representing such series of debt securities.

Further, if we so specify with respect to the debt securities of a series, an owner of a beneficial interest in a global security representing debt securities of such series may, on terms acceptable to us and to the depositary for such global security, receive debt securities of such series in definitive form. In any such instance, an owner of a beneficial interest in a global security will be entitled to have debt securities of the series represented by such global security equal in principal amount to such beneficial interest registered in such owner’s name and will be entitled to physical delivery of such debt securities in definitive form. Any debt securities so issued in definitive form will, except as set forth in the applicable prospectus supplement, be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only without coupons.

Certain Covenants with Respect to Debt Securities

Certain Definitions Applicable to Covenants:

•	“Attributable Debt” is defined to mean the total net amount of rent required to be paid during the remaining term of certain leases, discounted at the rate per annum equal to the weighted average interest rate borne by the debt securities.

•	“Consolidated Net Tangible Assets” is defined to mean the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting (1) all current liabilities, and (2) our goodwill and like intangibles and the goodwill and like intangibles of our consolidated subsidiaries.

•	“Principal Property” is defined to mean any bottling, distribution or other facility, together with the land upon which it is erected and fixtures comprising a part thereof, owned or leased by us or any Subsidiary, the gross book value of which (without deduction of any depreciation reserves) on the date as of which the determination is being made exceeds 3% of Consolidated Net Tangible Assets (other than any such facility which, in the opinion of our board of directors, is not materially important to the total business conducted by us and our Subsidiaries as an entirety).

•	“Restricted Subsidiary” is defined as a Subsidiary of us which (1) owned a Principal Property as of the date of the indenture, or (2) acquires a Principal Property after such date from us or a Restricted Subsidiary other than for cash equal to such property’s fair market value as determined by our board of directors, or (3) acquires a Principal Property after such date by purchase with funds substantially all of which are provided by us or a Restricted Subsidiary or with the proceeds of indebtedness for money borrowed, which indebtedness is guaranteed in whole or in part by us or a Restricted Subsidiary, or (4) is a party to any contract with respect to the bottling, canning, packaging or distribution of soft drinks or soft drink products (unless such contract, in the opinion of our board of directors, is not materially important to the total business conducted by us and our Subsidiaries as an entirety).

•	“Subsidiary” of us is defined as a corporation more than 50% of the voting stock of which is owned, directly or indirectly, by us and/or one or more of our Subsidiaries.

Restrictions on Debt

We:

•	will not, and will not permit any Restricted Subsidiary to, incur or guarantee any evidence of any indebtedness for money borrowed (“Debt”) secured by a mortgage, pledge or lien (“Mortgage”) on any of our Principal Property or that of any Restricted Subsidiary, or on any share of capital stock or Debt of any Restricted Subsidiary, without securing or causing such Restricted Subsidiary to secure the debt securities equally and ratably with (or, at our option, prior to) such secured Debt, and

•	will not permit any Restricted Subsidiary to incur or guarantee any unsecured Debt or to issue any preferred stock, in each instance unless the aggregate amount of (A) all such Debt, (B) the aggregate preferential amount to which such preferred stock would be entitled on any involuntary distribution of assets and (C) all our Attributable Debt and that of our Restricted Subsidiaries with respect to sale and leaseback transactions involving Principal Properties (with the exception of transactions which are excluded as described in “— Restrictions on Sales and Leasebacks” below), would not exceed 10% of Consolidated Net Tangible Assets.

The above restrictions do not apply to any of the following, which will be excluded from Debt in any computation under such restrictions:

•	Debt secured by Mortgages on property of, or on any shares of capital stock or Debt of, any corporation, and unsecured Debt of any corporation, existing at the time such corporation becomes a Restricted Subsidiary;

•	Debt secured by Mortgages in favor of us or a Restricted Subsidiary and unsecured Debt payable to us or a Restricted Subsidiary;

•	Debt secured by Mortgages in favor of governmental bodies to secure progress or advance payments;

•	Debt secured by Mortgages on property, shares of capital stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation) or incurred within certain time limits to finance the acquisition thereof or construction thereon;

•	unsecured Debt incurred within certain time limits to finance the acquisition of property, shares of capital stock or Debt (other than shares of our capital stock or Debt) or to finance construction on such property;

•	Debt secured by Mortgages securing industrial revenue bonds; or

•	any extension, renewal or replacement of any Debt referred to in any of the foregoing exceptions.

In addition, the above restrictions do not apply to any issuance of preferred stock by a Restricted Subsidiary to us or another Restricted Subsidiary, provided that such preferred stock shall not thereafter be transferable to any person other than us or a Restricted Subsidiary.

Restrictions on Sales and Leasebacks

Neither we nor any Restricted Subsidiary may enter into any sale and leaseback transaction involving any Principal Property, unless, after giving effect to such transaction, the aggregate amount of all our Attributable Debt and that of our Restricted Subsidiaries with respect to all such transactions plus all Debt to which the covenant described in “— Restrictions on Debt” is applicable would not exceed 10% of Consolidated Net Tangible Assets.

This restriction does not apply to any of the following (which shall be excluded in any computation of Attributable Debt under such restriction) Attributable Debt with respect to any sale and leaseback transaction if:

•	the lease is for a period not in excess of three years, including renewal rights;

•	the sale or transfer of the Principal Property is made prior to, at the time of or within a specified period after the later of its acquisition or construction;

•	the lease secures or relates to industrial revenue or pollution control bonds;

•	the transaction is between us and a Restricted Subsidiary or between Restricted Subsidiaries; or

•	we or a Restricted Subsidiary, within 180 days after the sale or transfer is completed, applies to the retirement of our Funded Debt or that of a Restricted Subsidiary ranking on a parity with or senior to the debt securities, or to the purchase of other property which will constitute Principal Property of a value at least equal to the value of the Principal Property leased in such sale and leaseback transaction, an amount not less than the greater of (A) the net proceeds of the sale of the Principal Property so leased, or (B) the fair market value of the Principal Property leased. In lieu of applying the proceeds of such sale to the retirement of Funded Debt, we may receive credit for (1) the principal amount of any debt securities (or other notes or debentures constituting our Funded Debt or that of a Restricted Subsidiary) delivered within such 180-day period to the applicable trustee for retirement and cancellation, and (2) the principal amount of any other Funded Debt voluntarily retired within such 180-day period.

Consolidation, Merger and Sale of Assets

The indenture provides that we shall not consolidate with or merge into, or transfer all or substantially all of our assets to, any person unless:

•	that person (including the successor corporation) is a corporation organized under the laws of the United States of America or any State or the District of Columbia;

•	that person (including the successor corporation) assumes by supplemental indenture all of our obligations on debt securities outstanding at that time; and

•	after giving effect thereto, no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default shall have occurred and be continuing.

The indenture further provides that no such consolidation or merger of us with or into any other corporation and no conveyance or transfer of all or substantially all of our property to any person may be made if, as a result, any of our Principal Property or that of any Restricted Subsidiary would become subject to a Mortgage which is not expressly excluded from the restrictions or permitted by the provisions described under “— Certain Covenants with Respect to Debt Securities — Restrictions on Debt” unless the debt securities are secured equally and ratably with (or, at our option, prior to) the Debt secured by such Mortgage by a lien upon such Principal Property.

Events of Default and Remedies

The indenture defines an “Event of Default” whenever used therein with respect to debt securities of any series as one or more of the following events:

•	default in the payment of interest, if any, on debt securities of such series for 30 days after becoming due;

•	default in the payment of principal of debt securities of such series when due;

•	default in the deposit of any sinking fund when and as due by the terms of offered debt securities;

•	default in the performance of any other covenant for 60 days after notice;

•	certain events of bankruptcy, insolvency or reorganization;

•	a default under, or the acceleration of the maturity date of, any bond, debenture, note or other evidence of our indebtedness of us or any Restricted Subsidiary (other than the debt securities of such series) or a default under any indenture or other instrument under which any such evidence of indebtedness has been issued or by which it is governed and the expiration of any applicable grace period specified in such evidence of indebtedness, indenture or other instrument, if the aggregate amount of indebtedness with respect to which such default or acceleration has occurred exceeds $1.0 million; and

•	any other Event of Default provided with respect to debt securities of such series.

If any Event of Default described above shall occur and be continuing, then either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all of the offered debt securities to be due and payable immediately.

The indenture provides that the trustee, within 90 days after the occurrence of a default with respect to any series of debt securities, shall notify the holders of debt securities of that series of all uncured defaults known to it (the term default to mean any event specified above which is, or after notice or lapse of time or both would become, an Event of Default with respect to the offered debt securities). Except, however, in the case of default in the payment of the principal of (or premium, if any) or interest on any debt securities or in the payment of any sinking fund installment with respect to the offered debt securities, the trustee is permitted to withhold such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of debt securities.

We are required annually to furnish the trustee with a certificate by certain of our officers stating whether or not, to the best of their knowledge, we are in default in the fulfillment of our covenants under the indenture. If there has been a default in the fulfillment of any such covenant, the certificate must specify the nature and status of each such default.

The holders of a majority in principal amount of the outstanding offered debt securities (voting as one class) will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the offered debt securities, and to waive certain defaults.

The indenture provides that, if an Event of Default shall occur and be continuing, the trustee shall exercise such of its rights and powers under the indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities, unless such holders first offer to the trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

Discharge, Defeasance and Covenant Defeasance

The accompanying prospectus supplement will state whether any defeasance provision will apply to any offered debt securities which are the subject thereof.

The indenture provides, if such provision is made applicable to the debt securities of any series, that we may elect either:

•	to defease and be discharged from any and all obligations with respect to such debt securities (except for the obligation to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to hold moneys for payment in trust) (“defeasance”) or

•	to be released from our obligations under the debt securities with respect to certain cross-default provisions described in the fifth bullet point under “— Events of Default and Remedies” and the restrictions described under “— Certain Covenants with Respect to Debt Securities” (“covenant defeasance”), upon the deposit with the trustee (or other qualifying trustee), in trust for such purpose, of money and/or U.S. government obligations which, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay the principal of and interest, if any, on such debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates for such payments. In the case of defeasance, the holders of such debt securities will be entitled to receive payments in respect of such debt securities solely from such trust. Such a trust may only be established if, among other things, we have delivered to the trustee an opinion of counsel (as specified in the indenture) to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion, in the case of defeasance under the first bullet point above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the indenture. The accompanying prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance with respect to the debt securities of a particular series.

Modification

Modification and amendments of the indenture may be made by us and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities issued under the indenture which are affected by the modification or amendment, provided that no such modification or amendment may, without the consent of each holder of any debt security affected thereby:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, such debt security;

•	reduce the principal amount of (or premium, if any) or the interest, if any, on such debt security or the principal amount due upon acceleration of an original issue discount security;

•	change the place or currency of payment of principal (or premium, if any) or interest, if any, on such debt security;

•	impair the right to institute suit for the enforcement of any such payment on or with respect to such debt security;

•	reduce the above-stated percentage of holders of debt securities necessary to modify or amend the indenture; or

•	modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to waive compliance with certain provisions of the indenture or for waiver of certain defaults.

The Trustee

The Bank of New York Mellon Trust Company, N.A. is the trustee under the indenture. The Bank of New York Mellon Corporation has, and certain of its affiliates may from time to time have, banking and other relationships with us and certain of our affiliates.

The trustee may from time to time make loans to us and perform other services for us in the normal course of business. Under the provisions of the Trust Indenture Act of 1939, as amended, which we refer to as the “Trust Indenture Act,” upon the occurrence of a default under an indenture, if a trustee has a conflicting interest (as defined in the Trust Indenture Act), the trustee must, within 90 days, either eliminate such conflicting interest or resign. Under the provisions of the Trust Indenture Act, an indenture trustee shall be deemed to have a conflicting interest, among other things, if the trustee is a creditor of the obligor. If the trustee fails either to eliminate the conflicting interest or to resign within 10 days after the expiration of such 90-day period, the trustee is required to notify security holders to this effect and any security holder who has been a bona fide holder for at least six months may petition the court to remove the trustee and to appoint a successor trustee.

Governing Law

The debt securities issued under the indenture and the indenture for all purposes shall be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF PREFERRED STOCK

Under our restated certificate of incorporation, our board of directors (without any further vote or action by our stockholders) may authorize the issuance, in one or more series, of up to:

•	50,000 shares of convertible preferred stock having a par value of $100.00 per share;

•	50,000 shares of non-convertible preferred stock having a par value of $100.00 per share; and

•	20,000,000 shares of preferred stock having a par value of $0.01 per share (collectively, the “preferred stock”).

The Board of Directors is authorized to fix the number of shares, the relative powers, preferences and rights, and the qualifications, limitations or restrictions applicable to each series of preferred stock by resolution authorizing the issuance of such series. As of the date of this prospectus, there were no shares of preferred stock issued and outstanding.

The description below sets forth certain general terms and provisions of each of the three classes of our preferred stock to which a prospectus supplement may relate. The specific terms of any series of preferred stock in respect of which this prospectus is being delivered will be described in the accompanying prospectus supplement relating to such offered preferred stock. The following summaries of certain provisions governing our preferred stock are not complete. These summaries are subject to, and are qualified in their entirety by reference to, our restated certificate of incorporation and the certificate of designations relating to each particular series of offered preferred stock, which will be filed with the SEC (and incorporated by reference in the registration statement) in connection with such offered preferred stock.

General

The offered preferred stock, when issued in accordance with the terms of our restated certificate of incorporation and of the applicable certificate of designations and as described in the applicable prospectus supplement, will be fully paid and non-assessable.

To the extent not fixed in our restated certificate of incorporation, the relative rights, preferences, powers, qualifications, limitations or restrictions of the offered preferred stock of any series will be as fixed by our board of directors pursuant to a certificate of designations relating to such series. The prospectus supplement relating to the offered preferred stock of each such series shall specify the terms thereof, including:

•	The class, series title or designation and stated value (if any) for such offered preferred stock;

•	The maximum number of shares of offered preferred stock in such series, the liquidation preference per share and the offering price per share for such series;

•	The dividend preferences and the dividend rates, periods and/or payment dates or methods of calculation thereof applicable to such offered preferred stock;

•	The date from which dividends on such offered preferred stock will accumulate, if applicable, and whether dividends will be cumulative;

•	The provisions for a retirement or sinking fund, if any, with respect to such offered preferred stock;

•	The provisions for redemption, if applicable, of such offered preferred stock;

•	The voting rights, if any, of shares of such offered preferred stock;

•	Any listing of such offered preferred stock for trading on any securities exchange or any authorization of such offered preferred stock for quotation in an interdealer quotation system of a registered national securities association;

•	The terms and conditions, if applicable, upon which such offered preferred stock will be convertible into, or exchangeable for, any other of our securities, including the title of any such securities and the conversion or exchange price therefor;

•	A discussion of federal income tax considerations applicable to such offered preferred stock; and

•	Any other specific terms, preferences, rights, limitations or restrictions of such offered preferred stock.

Subject to the terms of our restated certificate of incorporation and to any limitations contained in the certificate of designations pertaining to any then-outstanding series of preferred stock, we may issue additional series of preferred stock at any time or from time to time, with such powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as our board of directors shall determine, all without further action of the stockholders, including the holders of any then-outstanding series of any class of our preferred stock.

Dividends

Holders of any series of offered preferred stock will be entitled to receive cash dividends when, as and if declared by our board of directors out of our funds legally available therefor, at such rate and on such dates as will be set forth in the applicable prospectus supplement. Each dividend will be payable to holders of record as they appear on our stock books on the record date fixed by our board of directors. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement.

Liquidation Rights

Our restated certificate of incorporation provides that, in the event of our liquidation or dissolution, or a winding up of our affairs, whether voluntary or involuntary, or in the event of our merger or consolidation, no distributions will be made to holders of any class of our common stock until after payment or provision for payment of our debts or liabilities and any amounts to which holders of shares of any class of our preferred stock shall be entitled. The applicable prospectus supplement will specify the amount and type of distributions to which the holders of any series of offered preferred stock would be entitled upon the occurrence of any such event.

Redemption

If so stated in the applicable prospectus supplement, the offered preferred stock will be redeemable in whole or in part at our option, at the times, at the redemption prices and in accordance with any additional terms and conditions set forth in the prospectus supplement.

Voting Rights

Except as expressly required by applicable law, the holders of any series of offered preferred stock will not be entitled to vote on any matter submitted for approval by our stockholders.

Conversion

If shares of the offered preferred stock are convertible into any other class of our securities, the accompanying prospectus supplement will set forth the applicable terms and conditions relating to such conversion. Such terms will include the designation of the security into which the shares are convertible, the conversion price, the conversion period, whether conversion will be at the option of the holder or at our option, any events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the offered preferred stock. If the offered preferred stock is convertible into common stock or into any other or our securities for which there exists an established public trading market at the time of such conversion, such terms may include provisions for calculating the amount of such security to be received by the holders of the offered preferred stock according to the market price of such security as of a time stated in the accompanying prospectus supplement.

DESCRIPTION OF COMMON STOCK AND CLASS C COMMON STOCK

General

We may issue shares of our common stock or Class C common stock, either separately or together with or upon the conversion of or in exchange for other securities. If this prospectus is being delivered in connection with such an issuance, all of the details thereof will be set forth in the accompanying prospectus supplement. The following summaries are not complete and are subject to, and are qualified in their entirety by reference to, the following documents: (A) our restated certificate of incorporation; (B) our bylaws, as amended to date; and (C) the certificate of designations filed by us with respect to shares of any series of preferred stock which may be issued subsequent to the date of this prospectus (and as described in any applicable prospectus supplement). Copies of each of our restated certificate of incorporation and our bylaws, as amended, are filed as exhibits to our Annual Report on Form 10-K.

In addition to the three classes of preferred stock described above, our authorized capital stock consists of:

•	30,000,000 shares of common stock, par value of $1.00 per share;

•	10,000,000 shares of Class B common stock, par value of $1.00 per share; and

•	20,000,000 shares of Class C common stock, par value of $1.00 per share.

As of November 19, 2008 we had issued and outstanding: (i) 6,643,677 shares of common stock and (ii) 2,499,652 shares of Class B common stock. There are no outstanding shares of Class C common stock.

The outstanding shares of common stock and Class B common stock are, and any shares of common stock or Class C common stock offered hereby will be, upon issuance and payment therefor in accordance with our restated certificate of incorporation and as described in the applicable prospectus supplement, fully paid and non-assessable.

Voting Rights

Except to the extent otherwise provided by law, holders of common stock, Class B common stock and Class C common stock vote together as a single voting group on any matters brought before our stockholders. Holders of common stock are entitled to one (1) vote per share on all such matters, while holders of Class B common stock are entitled to twenty (20) votes per share on all such matters and holders of Class C common stock are entitled to one-twentieth (1/20) vote per share on all such matters. Neither common stock, Class B common stock nor Class C common stock possess any cumulative voting rights under our restated certificate of incorporation.

Under our restated certificate of incorporation, we may not change the relative rights, preferences, privileges, restrictions, dividend rights, voting powers or other powers of the common stock, Class B common stock or Class C common stock without approval by the holders of each class of stock adversely affected thereby (voting as a separate class). Such approval requires the affirmative vote of not less than two-thirds (2/3) of all the votes entitled to be cast by the holders of each such class of stock. In the case, however, of a proposed increase in the authorized number of shares of common stock, Class B common stock or Class C common stock, our restated certificate of incorporation requires approval by a majority of all the votes entitled to be voted by holders of common stock, Class B common stock and Class C common stock, voting together as a single class.

Dividends

General.

Subject to any prior rights of holders of any then-outstanding shares of preferred stock, and to the provisions regarding relative dividend rights discussed below, holders of all three classes of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available therefor. See also “Description of Preferred Stock — Dividends”.

Relative Dividend Rights.

Holders of Class B common stock are entitled to receive such dividends, including stock dividends (if any), in such amounts and at such rates per share as may be declared by our board of directors out of funds legally available therefor; provided, however, that any such dividends may not exceed any such dividends declared and paid to holders of common stock. Holders of common stock are entitled to receive such dividends, including stock dividends (if any), in such amounts and at such rates as may be declared by our board of directors out of funds legally available therefor. Dividends declared and paid to holders of common stock may exceed any dividends declared and paid to holders of Class B common stock. A dividend of shares may be declared and paid in common stock to holders of common stock and in Class B common stock to holders of Class B common stock, if the number of shares paid per share to holders of common stock and Class B common stock are the same.

Any dividends declared and paid on common stock and Class C common stock must be equal in amount or value and may exceed, but not be less than, any such dividends declared and paid to holders of Class B common stock. Dividends of shares of common stock may be paid to holders of common stock and Class C common stock only, or to holders of all classes of our common stock if the number of shares paid per share to such holders is the same. Similarly, dividends of shares of Class B common stock may be paid to holders of common stock and Class C common stock only, or to holders of all classes of our common stock if the number of shares paid per share to such holders is the same. Dividends of shares of Class C common stock may be paid to holders of common stock and Class C common stock only, or to holders of all classes of our common stock if the number of shares paid per share to such holders is the same. Additionally, a dividend of common stock may be paid to holders of common stock simultaneously with a dividend of Class B common stock to holders of Class B common stock and a dividend of Class C common stock to holders of Class C common stock, provided that the number of shares paid per share to holders of each such class is the same.

If only shares of Class B common stock and Class C common stock are outstanding, then a dividend of shares of Class C common stock, Class B common stock or common stock may be declared and paid to holders of Class C common stock only or to holders of Class B common stock and Class C common stock if the number of shares paid per share to such holders is the same; provided that a dividend of shares of Class B common stock may be paid to holders of Class B common stock while holders of Class C common stock receive common stock or Class C common stock if the number of shares paid to such holders is the same. Additionally, if only shares of Class B common stock and Class C common stock are outstanding, a dividend of shares of common stock or Class B common stock may be declared and paid to holders of Class B common stock, provided that a dividend of shares of common stock or Class C common stock is declared and paid to holders of class C common stock and the number of shares paid per share to such holders is the same.

If only shares of common stock and Class C common stock are outstanding, then a dividend of shares of common stock, Class B common stock, or Class C common stock may be declared and paid to the holders of both common stock and Class C common stock; provided that the number of shares paid per share to such holders is the same. Additionally, if only shares of common stock and Class C common stock are outstanding, a dividend of common stock may be paid to holders of common stock and a dividend of Class C common stock paid to holders of Class C common stock if the number of shares paid per share to such holders is the same.

Preemptive Rights

Generally, holders of the common stock, Class B common stock and Class C common stock do not have any preemptive or other rights to subscribe for additional shares of any class of our capital stock. If, in the future, we take any action that gives such rights to holders of any shares of common stock, Class B common stock or Class C common stock, the terms of such rights will be described in an applicable prospectus supplement.

Liquidation Rights

Our restated certificate of incorporation provides that, in the event of our liquidation or dissolution, or a winding up of our affairs, whether voluntary or involuntary, or in the event of our merger or consolidation, no distributions will be made to holders of any class of our common stock until after payment or provision for payment of our debts or liabilities, plus any amounts payable to holders of shares of any then-outstanding class of preferred stock. After the we make such payments (or provisions therefor), holders of the common stock, Class B common stock and Class C common stock would be entitled to share ratably (i.e., an equal amount of assets for each share of such stock) in the distribution of our remaining assets.

Conversion Rights

Shares of common stock and Class C common stock do not possess any conversion rights. Shares of Class B common stock are convertible, at the option of the holder and without the payment of any additional consideration to us, into shares of common stock on a one share for one share basis. Shares of Class B common stock are not convertible into shares of Class C common stock.

Transferability and Public Trading Market

There are no restrictions on the transferability of shares of common stock, Class B common stock or Class C common stock. The common stock currently trades on The NASDAQ Global Select Market under the symbol “COKE”. Neither the Class B common stock nor the Class C common stock is currently listed for trading on any securities exchange or authorized for quotation in an interdealer quotation system of a registered national securities association.

Other Factors

Provision Regarding Redemption or Call of Class C Common Stock.

Our restated certificate of incorporation specifically provides that shares of the Class C common stock shall not be made subject to any redemption or call by us.

Stock Splits and Reverse Stock Splits.

Our restated certificate of incorporation provides that, except for dividends of our stock, which are governed by the provisions described above, shares of Class B common stock outstanding at any time shall not be split up or subdivided, whether by stock distribution, reclassification, recapitalization or otherwise, so as to increase the number of shares thereof issued and outstanding, unless at the same time the shares of common stock are split up or subdivided in like manner, in order to maintain the same proportionate equity ownership (i.e., the same proportion of shares held by each class) between the holders of common stock and Class B common stock as existed on the record date of any such transaction.

Except in the case of dividends of our stock, our restated certificate of incorporation also provides that, if shares of common stock and Class B common stock outstanding at any time are split or subdivided, whether by stock distribution, reclassification, recapitalization or otherwise, so as to increase the number of shares thereof issued and outstanding, then the shares of Class C common stock shall be split or subdivided in like manner, in order to maintain the same proportionate equity ownership (i.e., the same proportion of shares held by each class) among the holders of common stock, Class B common stock and Class C common stock as existed on the date prior to such split or subdivision. Similarly, if shares of Class C common stock shall be split or subdivided in any manner, then all other outstanding classes of our common stock shall be proportionately split or subdivided.

In the case of reverse splits, our restated certificate of incorporation provides that shares of common stock outstanding at any time shall not be reverse split or combined, whether by reclassification, recapitalization or otherwise, so as to decrease the number of shares thereof issued and outstanding, unless at the same time the shares of Class B common stock are reverse split or combined in like manner in order to maintain the same proportionate ownership between the holders of common stock and Class B common stock as existed on the record date of any such transaction.

Our restated certificate of incorporation also provides that if shares of common stock and Class B common stock outstanding at any time are reverse split or combined, whether by reclassification, recapitalization or otherwise, so as to decrease the number of shares thereof issued and outstanding, then the shares of all other classes of our common stock also shall be reverse split or combined in like manner in order to maintain the same proportionate ownership (i.e., the same proportion of shares held by each class) between the holders of common stock, Class B common stock and Class C common stock as existed on the date prior to the reverse split or combination. Similarly, if shares of Class C common stock are reverse split or combined in any manner, all other outstanding classes of our common stock shall be proportionately reverse split or combined.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities to or through underwriters or dealers, through agents, or directly to one or more purchasers. We may distribute securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

A prospectus supplement or supplements will describe the terms of the offering of the securities, including, to the extent applicable:

•	the name or names of any underwriters;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

Only underwriters named in the prospectus supplement will be underwriters of the securities offered by the prospectus supplement.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any over-allotment option. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

All securities we offer, other than common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Any underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters that are qualified market makers on the NASDAQ Global Select Market may engage in passive market making transactions in the common stock on the NASDAQ Global Select Market in accordance with Rule 103 of Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 30, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for us by K&L Gates LLP, Charlotte, North Carolina. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

$110,000,000

7.00% Senior Notes due 2019

PROSPECTUS SUPPLEMENT

April 2, 2009

Citi
Wachovia Securities
SunTrust Robinson Humphrey

BB&T Capital Markets
Rabo Securities USA, Inc.
J.P. Morgan